UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-3

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES

UNDER THE TRUST INDENTURE ACT OF 1939

Dynegy Inc.

(Issuer)

Illinois Power Generating Company

Black Mountain Cogen, Inc.

Blue Ridge Generation LLC

Casco Bay Energy Company, LLC

Coffeen and Western Railroad Company

Dighton Power, LLC

Dynegy Administrative Services Company

Dynegy Coal Generation, LLC

Dynegy Coal Holdco, LLC

Dynegy Coal Investments Holdings, LLC

Dynegy Coal Trading & Transportation, L.L.C.

Dynegy Commercial Asset Management, LLC

Dynegy Conesville, LLC

Dynegy Dicks Creek, LLC

Dynegy Energy Services (East), LLC

Dynegy Energy Services, LLC

Dynegy Equipment, LLC

Dynegy Fayette II, LLC

Dynegy Gas Generation, LLC

Dynegy Gas Holdco, LLC

Dynegy Gas Imports, LLC

Dynegy Gas Investments Holdings, LLC

Dynegy Gas Investments, LLC

Dynegy GasCo Holdings, LLC

Dynegy Generation Holdco, LLC

Dynegy Global Liquids, Inc.

Dynegy Hanging Rock II, LLC

Dynegy Kendall Energy, LLC

Dynegy Killen, LLC

Dynegy Lee II, LLC

Dynegy Marketing and Trade, LLC

Dynegy Miami Fort, LLC

Dynegy Midwest Generation, LLC

Dynegy Morro Bay, LLC

Dynegy Moss Landing, LLC

Dynegy Oakland, LLC

Dynegy Operating Company

Dynegy Power Generation Inc.

Dynegy Power Marketing, LLC

Dynegy Power, LLC

Dynegy Resource Holdings, LLC

Dynegy Resource I, LLC

Dynegy Resource II, LLC

Dynegy Resource III, LLC

Dynegy Resources Generating Holdco, LLC

Dynegy Resources Holdco I, LLC

Dynegy Resources Holdco II, LLC

Dynegy Resources Management, LLC

Dynegy South Bay, LLC

Dynegy Stuart, LLC

Dynegy Washington II, LLC

Dynegy Zimmer, LLC

Elwood Energy Holdings II, LLC

Elwood Energy Holdings, LLC

Elwood Expansion Holdings, LLC

Elwood Services Company, LLC

EquiPower Resources Corp.

Havana Dock Enterprises, LLC

Illinois Power Fuels and Services Company

Illinois Power Marketing Company

Illinois Power Resources Generating, LLC

Illinois Power Resources, LLC

Illinova Corporation

IPH II, LLC

IPH, LLC

Kincaid Energy Services Company, LLC

Kincaid Generation, L.L.C.

Kincaid Holdings, LLC

Lake Road Generating Company, LLC

Liberty Electric Power, LLC

MASSPOWER

Masspower Holdco, LLC

Masspower Partners I, LLC

Masspower Partners II, LLC

Milford Power Company, LLC

Ontelaunee Power Operating Company, LLC

Richland Generation Expansion, LLC

Richland-Stryker Generation LLC

RSG Power, LLC

Sithe Energies, Inc.

Sithe/Independence LLC

Tomcat Power, LLC

(Subsidiary Guarantors)

(Names of Applicants)

601 Travis, Suite 1400

Houston, Texas 77002

(Address of principal executive offices)

Securities to be Issued Under the Indenture to be Qualified

Title of Class	Amount
7-Year Senior Notes(1)	Up to $210,000,000 aggregate principal amount(2)

Approximate date of proposed offering:

As promptly as practicable after confirmation of the Plan by the Bankruptcy Court

Name and address of agent for service:	With a copy to:
Catherine C. James	Gary Kashar
Executive Vice President, General Counsel and	White & Case LLP
Chief Compliance Officer	1155 Avenue of the Americas
Dynegy Inc.	New York, NY 10036
601 Travis, Suite 1400	(212) 819-8200
Houston, Texas 77002
(713) 507-6400

(1)       The interest rate of the 7-Year Senior Notes will be determined at the time of issuance thereof as described in the Offering Memorandum and Disclosure Statement, as defined below, attached as an exhibit hereto. The maturity of the 7-Year Senior Notes shall be seven years from the Plan Effective Date, as defined below.

(2)       The actual aggregate principal amount of 7-Year Senior Notes to be initially issued pursuant to the Indenture, as defined below, may be less and will depend upon the aggregate principal amount of Genco Notes held by Eligible Holders (as defined in the Offering Memorandum and Disclosure Statement) that participate in the Plan, in each case, as defined below.

Dynegy Inc. (“Dynegy”) hereby amends this Application for Qualification (this “Application”) on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after filing a further amendment which specifically states that it shall supersede this Application, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939 (the “Act”), may determine upon written request of Dynegy.

GENERAL

1.   General Information.

Applicant	Form of Organization (a)	Jurisdiction of Incorporation (b)

Dynegy Inc.	Corporation	DE
Illinois Power Generating Company	Corporation	IL
Black Mountain Cogen, Inc.	Corporation	DE
Blue Ridge Generation LLC	Limited Liability Company	DE
Casco Bay Energy Company, LLC	Limited Liability Company	DE
Coffeen and Western Railroad Company	Corporation	IL
Dighton Power, LLC	Limited Liability Company	DE
Dynegy Administrative Services Company	Corporation	DE
Dynegy Coal Generation, LLC	Limited Liability Company	DE
Dynegy Coal Holdco, LLC	Limited Liability Company	DE
Dynegy Coal Investments Holdings, LLC	Limited Liability Company	DE
Dynegy Coal Trading & Transportation, L.L.C.	Limited Liability Company	DE
Dynegy Commercial Asset Management, LLC	Limited Liability Company	OH
Dynegy Conesville, LLC	Limited Liability Company	DE
Dynegy Dicks Creek, LLC	Limited Liability Company	DE
Dynegy Energy Services (East), LLC	Limited Liability Company	DE
Dynegy Energy Services, LLC	Limited Liability Company	DE
Dynegy Equipment, LLC	Limited Liability Company	DE
Dynegy Fayette II, LLC	Limited Liability Company	DE
Dynegy Gas Generation, LLC	Limited Liability Company	DE
Dynegy Gas Holdco, LLC	Limited Liability Company	DE
Dynegy Gas Imports, LLC	Limited Liability Company	DE
Dynegy Gas Investments Holdings, LLC	Limited Liability Company	DE
Dynegy Gas Investments, LLC	Limited Liability Company	DE
Dynegy GasCo Holdings, LLC	Limited Liability Company	DE
Dynegy Generation Holdco, LLC	Limited Liability Company	DE
Dynegy Global Liquids, Inc.	Corporation	DE
Dynegy Hanging Rock II, LLC	Limited Liability Company	DE
Dynegy Kendall Energy, LLC	Limited Liability Company	DE
Dynegy Killen, LLC	Limited Liability Company	DE
Dynegy Lee II, LLC	Limited Liability Company	DE
Dynegy Marketing and Trade, LLC	Limited Liability Company	DE
Dynegy Miami Fort, LLC	Limited Liability Company	DE
Dynegy Midwest Generation, LLC	Limited Liability Company	DE
Dynegy Morro Bay, LLC	Limited Liability Company	DE
Dynegy Moss Landing, LLC	Limited Liability Company	DE
Dynegy Oakland, LLC	Limited Liability Company	DE
Dynegy Operating Company	Corporation	TX
Dynegy Power Generation Inc.	Corporation	DE
Dynegy Power Marketing, LLC	Limited Liability Company	TX
Dynegy Power, LLC	Limited Liability Company	DE
Dynegy Resource Holdings, LLC	Limited Liability Company	DE
Dynegy Resource I, LLC	Limited Liability Company	DE
Dynegy Resource II, LLC	Limited Liability Company	DE
Dynegy Resource III, LLC	Limited Liability Company	DE
Dynegy Resources Generating Holdco, LLC	Limited Liability Company	DE
Dynegy Resources Holdco I, LLC	Limited Liability Company	DE
Dynegy Resources Holdco II, LLC	Limited Liability Company	DE
Dynegy Resources Management, LLC	Limited Liability Company	DE
Dynegy South Bay, LLC	Limited Liability Company	DE
Dynegy Stuart, LLC	Limited Liability Company	DE
Dynegy Washington II, LLC	Limited Liability Company	DE

Dynegy Zimmer, LLC	Limited Liability Company	DE
Elwood Energy Holdings II, LLC	Limited Liability Company	DE
Elwood Energy Holdings, LLC	Limited Liability Company	DE
Elwood Expansion Holdings, LLC	Limited Liability Company	DE
Elwood Services Company, LLC	Limited Liability Company	VA
EquiPower Resources Corp.	Corporation	DE
Havana Dock Enterprises, LLC	Limited Liability Company	DE
Illinois Power Fuels and Services Company	Corporation	IL
Illinois Power Marketing Company	Corporation	IL
Illinois Power Resources Generating, LLC	Limited Liability Company	DE
Illinois Power Resources, LLC	Limited Liability Company	DE
Illinova Corporation	Corporation	IL
IPH II, LLC	Limited Liability Company	DE
IPH, LLC	Limited Liability Company	DE
Kincaid Energy Services Company, LLC	Limited Liability Company	VA
Kincaid Generation, L.L.C.	Limited Liability Company	VA
Kincaid Holdings, LLC	Limited Liability Company	VA
Lake Road Generating Company, LLC	Limited Liability Company	DE
Liberty Electric Power, LLC	Limited Liability Company	DE
MASSPOWER	General Partnership	MA
Masspower Holdco, LLC	Limited Liability Company	DE
Masspower Partners I, LLC	Limited Liability Company	DE
Masspower Partners II, LLC	Limited Liability Company	DE
Milford Power Company, LLC	Limited Liability Company	DE
Ontelaunee Power Operating Company, LLC	Limited Liability Company	DE
Richland Generation Expansion, LLC	Limited Liability Company	DE
Richland-Stryker Generation LLC	Limited Liability Company	DE
RSG Power, LLC	Limited Liability Company	DE
Sithe Energies, Inc.	Corporation	DE
Sithe/Independence LLC	Limited Liability Company	DE
Tomcat Power, LLC	Limited Liability Company	DE

The entities listed above, except for Dynegy, are herein collectively referred to as the “Subsidiary Guarantors.” Dynegy and the Subsidiary Guarantors are herein collectively referred to as the “Applicants.”

2.   Securities Act exemption applicable.

Dynegy’s indirect wholly-owned subsidiary, Illinois Power Generating Company (“Genco”) is soliciting acceptances from holders of its outstanding (i) 7.000% Senior Notes, Series H, due 2018 (the “2018 Notes”), (ii) 6.300% Senior Notes, Series I, due 2020 (the “2020 Notes”) and (iii) 7.950% Senior Notes, Series F, due 2032 (the “2032 Notes” and, together with the 2018 Notes and the 2020 Notes, the “Genco Notes”), for an in-court restructuring of Genco pursuant to a prepackaged plan of reorganization (the “Plan”). A copy of the Plan is attached to the Offering Memorandum and Indenture Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization (the “Offering Memorandum and Disclosure Statement”), a copy of which is attached as an exhibit hereto.  Pursuant to the Plan, Eligible Holders (as defined in the Offering Memorandum and Disclosure Statement) will be able to exchange their Genco Notes for up to (i) $210.0 million aggregate principal amount of 7-year Senior Notes of Dynegy (the “Dynegy Notes”), (ii) 10 million warrants of Dynegy (the “Dynegy Warrants” and, together with the Dynegy Warrants, the “Dynegy Securities”) and (iii) $130.0 million in cash (subject to reductions for interest payments, the “Cash Consideration” and, together with the Dynegy Securities, the “Consideration”), and Non-Eligible Holders (as defined in the Offering Memorandum and Disclosure Statement) will be able to exchange their Genco Notes for cash consideration. Dynegy is also offering to Eligible Holders to exchange in an out-of-court restructuring (the “Exchange Offer”) all of the Genco Notes for the Consideration, and in such case, the Dynegy Securities to be issued will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation S thereof.

This Application has been filed to qualify the indenture that will govern the Dynegy Notes (the “Indenture”). If issued pursuant to the Plan, the Dynegy Securities and the guarantees related to the Dynegy Notes will be issued to Eligible Holders in reliance upon an exemption from registration under Section 1145(a) of Chapter 11 of Title 11 of the United States Code

(the “Bankruptcy Code”).  Generally, Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a bankruptcy plan of reorganization from registration under the Securities Act and under equivalent state securities and “blue sky” laws if the following requirements are satisfied: (1) the securities are issued under a plan of reorganization by the debtor (or its successor), or an affiliate of the debtor that is participating in the plan with the debtor, (2) the recipients of the securities hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor and (3) the securities are issued entirely in exchange for the recipient’s claim against or interest in the debtor or are issued “principally” in such exchange and “partly” for cash or property.

AFFILIATIONS

3.         Affiliates.

The following list sets forth the affiliates of the Applicants as of November 7, 2016.

Affiliate	Jurisdiction of Incorporation
Atlas I Marketing and Trade, LLC	DE
Atlas Administrative Services, LLC	DE
Atlas Finance MergeCo, LLC	DE
Atlas Power, LLC	DE
Atlas Power Finance, LLC	DE
Berks Hollow Energy Associates, LLC	DE
Black Mountain Cogen, Inc.	DE
Blue Ridge Generation LLC	DE
Brayton Point Energy, LLC	VA
Casco Bay Energy Company, LLC	DE
Coffeen and Western Railroad Company	IL
Dighton Power, LLC	DE
Dynegy Administrative Services Company	DE
Dynegy Atlantic Holdings, LLC	DE
Dynegy Atlas Holdings, LLC	DE
Dynegy California Wave Holdings, LLC	DE
Dynegy Coal Generation, LLC	DE
Dynegy Coal Holdco, LLC	DE
Dynegy Coal Investments Holdings, LLC	DE
Dynegy Coal Trading & Transportation, L.L.C.	DE
Dynegy Commercial Asset Management, LLC	OH
Dynegy Conesville, LLC	DE
Dynegy Dicks Creek, LLC	DE
Dynegy Energy Services (East), LLC	DE
Dynegy Energy Services, LLC	DE
Dynegy Equipment, LLC	DE
Dynegy Estero Bay Wave Park, LLC	DE
Dynegy Fayette II, LLC	DE
Dynegy Finance IV, Inc.	DE
Dynegy Gas Generation, LLC	DE
Dynegy Gas Holdco, LLC	DE
Dynegy Gas Imports, LLC	DE
Dynegy Gas Investments Holdings, LLC	DE
Dynegy Gas Investments, LLC	DE
Dynegy GasCo Holdings, LLC	DE
Dynegy Generation Holdco, LLC	DE
Dynegy Global Liquids, Inc.	DE
Dynegy Hanging Rock II, LLC	DE
Dynegy Kendall Energy, LLC	DE
Dynegy Killen, LLC	DE
Dynegy Lee II, LLC	DE

Dynegy Marketing and Trade, LLC	DE
Dynegy Miami Fort, LLC	DE
Dynegy Midwest Generation, LLC	DE
Dynegy Morro Bay, LLC	DE
Dynegy Moss Landing, LLC	DE
Dynegy Oakland, LLC	DE
Dynegy Operating Company	TX
Dynegy Orchid Hill, LLC	DE
Dynegy Point Estero Wave Park, LLC	DE
Dynegy Power Generation Inc.	DE
Dynegy Power Marketing, LLC	TX
Dynegy Power, LLC	DE
Dynegy Resource Holdings, LLC	DE
Dynegy Resource I, LLC	DE
Dynegy Resource II, LLC	DE
Dynegy Resource III, LLC	DE
Dynegy Resources Generating Holdco, LLC	DE
Dynegy Resources Holdco I, LLC	DE
Dynegy Resources Holdco II, LLC	DE
Dynegy Resources Management, LLC	DE
Dynegy South Bay, LLC	DE
Dynegy Stuart, LLC	DE
Dynegy Washington II, LLC	DE
Dynegy Zimmer, LLC	DE
Electric Energy, Inc.(1)	IL
Elwood Energy Holdings II, LLC	DE
Elwood Energy Holdings, LLC	DE
Elwood Energy LLC(2)	DE
Elwood Expansion Holdings, LLC	DE
Elwood Expansion LLC(3)	DE
Elwood II Holdings, LLC	DE
Elwood III Holdings, LLC	DE
Elwood Services Company, LLC	VA
Equipower Resources Corp.	DE
Havana Dock Enterprises, LLC	DE
Illinois Power Fuels and Services Company	IL
Illinois Power Generating Company	IL
Illinois Power Marketing Company	IL
Illinois Power Resources Generating, LLC	DE
Illinois Power Resources, LLC	DE
Illinova Corporation	IL
IPH II, LLC	DE
IPH, LLC	DE
Joppa and Eastern Railroad Company	IL
Kincaid Energy Services Company, LLC	VA
Kincaid Generation, L.L.C.	VA
Kincaid Holdings, LLC	VA
Lake Road Generating Company, LLC	DE
Liberty Electric Power, LLC	DE
MASSPOWER	MA
Masspower Holdco, LLC	DE
Masspower Partners I, LLC	DE
Masspower Partners II, LLC	DE
Met-South, Inc.	IL
Midwest Electric Power, Inc.	IL
Milford Power Company, LLC	DE
Morro Bay Mutual Water Company(4)	CA
Moss Landing Mutual Water Company(5)	CA

Ontelaunee Power Operating Company, LLC	DE
Richland Generation Expansion, LLC	DE
Richland-Stryker Generation LLC	DE
RSG Power, LLC	DE
Sithe Energies, Inc.	DE
Sithe/Independence Funding Corporation	DE
Sithe/Independence LLC	DE
Sithe/Independence Power Partners, L.P.	DE
Tomcat Power, LLC	DE

All entities listed above are either directly or indirectly 100% owned by Dynegy Inc. unless otherwise noted.

(1)                     Electric Energy, Inc. is 80% indirectly owned by Dynegy Inc. and 20% owned by Kentucky Utilities Company located at One Quality Street, Lexington, Kentucky 40507.

(2)                     Elwood Energy LLC is 50% indirectly owned by Dynegy Inc. and 50% owned by J-Power Elwood, LLC.

(3)                     Elwood Expansion LLC is 50% indirectly owned by Dynegy Inc. and 50% owned by J-Power Elwood, LLC.

(4)                     Morro Bay Mutual Water Company, a non-profit California corporation, is 50% indirectly owned by Dynegy Inc. and 50% owned by Pacific Gas & Electric Company located at 77 Beale Street, San Francisco, CA  94105.

(5)                     Moss Landing Mutual Company Water Company, a non-profit California corporation, is 33% indirectly owned by Dynegy Inc., 33% owned by Pacific Gas & Electric Company located at 77 Beale Street, San Francisco, CA  94105 and 33% owned by Louis R. and Carol S. Calcagno, as Trustees of the Louis and Carol Calcagno Family Trust.

For purposes of this Application only, the officers and directors of the Applicants named in response to Item 4 hereof and the principal owners of the Applicants’ voting securities named in response to Item 5 hereof may be deemed affiliates by virtue of their holdings.

If Genco seeks to consummate the Plan, after the effective date of the Plan (the “Plan Effective Date”), there is currently expected to be no change in the ownership structure of the Applicants.

MANAGEMENT AND CONTROL

4.             Directors and executive officers.

The following table sets forth the name and office of all directors and executive officers of the Applicants as of the date hereof. The mailing address for each of the officers and directors listed below is c/o Dynegy Inc., 601 Travis, Suite 1400, Houston, Texas 77002.

Dynegy

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Carolyn J. Burke	Executive Vice President, Strategic Development
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Mario E. Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Pat Wood III	Chairman
Hilary E. Ackermann	Director
Paul M. Barbas	Director
Richard L. Kuersteiner	Director
John R. Sult	Director
Jeffrey S. Stein	Director

Genco

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
J. Clinton Walden	Vice President and Chief Accounting Officer
Kevin Howell	Chairman
Mario E. Alonso	Director
Marjorie Bowen	Director
Carolyn J. Burke	Director
Julius Cox	Director

Black Mountain Cogen, Inc.

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Blue Ridge Generation, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Casco Bay Energy Company, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development

Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Coffeen and Western Railroad Company

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President, Strategic Development
Carolyn J. Burke	Executive Vice President, Business Operations and Systems
Julius Cox	Executive Vice President and Chief Administrative Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Dean Ellis	Vice President, Regulatory Affairs
Jeffrey Coyle	Vice President, Operations Support

Dighton Power, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Administrative Services Company

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Coal Generation, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain

Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Coal Holdco, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Coal Investments Holdings, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Coal Trading & Transportation, L.L.C.

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Commercial Asset Management, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Conesville, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Dicks Creek, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Energy Services (East), LLC

Name	Position

Robert C. Flexon	Chief Executive Officer
Sheree M. Petrone	President
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer

Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Energy Services, LLC

Name	Position

Robert C. Flexon	Chief Executive Officer
Sheree M. Petrone	President
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Equipment, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Fayette II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Gas Generation, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development

Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Gas Holdco, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Gas Imports, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Gas Investments Holdings, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Gas Investments, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy GasCo Holdings, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Generation Holdco, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Global Liquids, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer

Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Hanging Rock II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Kendall Energy, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Killen, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Lee II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development

Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Marketing and Trade, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Miami Fort, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Midwest Generation, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Morro Bay, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Moss Landing, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Oakland, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Operating Company

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer

Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Power Generation Inc.

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Power Marketing, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Power, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Resource Holdings, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer

Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Resource I, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Resource II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Resource III, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Resources Generating Holdco, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer

Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Resources Holdco I, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Resources Holdco II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Resources Management, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy South Bay, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Stuart, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Washington II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Dynegy Zimmer, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Dean Ellis	Senior Vice President, Regulatory Affairs

Elwood Energy Holdings II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Elwood Energy Holdings, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Elwood Expansion Holdings, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Elwood Services Company, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer

Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

EquiPower Resources Corp.

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Havana Dock Enterprises, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Illinova Corporation

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Illinois Power Fuels and Services Company

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President, Strategic Development
Carolyn J. Burke	Executive Vice President, Business Operations and Systems
Julius Cox	Executive Vice President and Chief Administrative Officer

Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Daniel P. Thompson	Executive Vice President, Coal Operations
Dean Ellis	Vice President, Regulatory Affairs
Jeffrey Coyle	Vice President, Operations Support

Illinois Power Marketing Company

Name	Position

Robert C. Flexon	Chief Executive Officer
Mario Alonso	Executive Vice President, Strategic Development
Carolyn J. Burke	Executive Vice President, Business Operations and Systems
Julius Cox	Executive Vice President and Chief Administrative Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	President
Daniel P. Thompson	Executive Vice President, Coal Operations
Dean Ellis	Vice President, Regulatory Affairs
Jeffrey Coyle	Vice President, Operations Support

Illinois Power Resources Generating, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President, Strategic Development
Carolyn J. Burke	Executive Vice President, Business Operations and Systems
Julius Cox	Executive Vice President and Chief Administrative Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Daniel P. Thompson	Executive Vice President, Coal Operations
Dean Ellis	Vice President, Regulatory Affairs
Jeffrey Coyle	Vice President, Operations Support

Illinois Power Resources, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President, Strategic Development
Carolyn J. Burke	Executive Vice President, Business Operations and Systems
Julius Cox	Executive Vice President and Chief Administrative Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Daniel P. Thompson	Executive Vice President, Coal Operations
Dean Ellis	Vice President, Regulatory Affairs
Jeffrey Coyle	Vice President, Operations Support

IPH II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plan Operations (ERCOT and CAISO) and Supply Chain

Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs
John Kennedy	Senior Vice President, Plant Operations
Mike Sharp	Senior Vice President, Asset Management

IPH, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President, Strategic Development
Carolyn J. Burke	Executive Vice President, Business Operations and Systems
Julius Cox	Executive Vice President and Chief Administrative Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Daniel P. Thompson	Executive Vice President, Coal Operations
Dean Ellis	Vice President, Regulatory Affairs
Jeffrey Coyle	Vice President, Operations Support

Kincaid Energy Services Company, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Kincaid Generation, L.L.C.

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Lake Road Generating Company, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Liberty Electric Power, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

MASSPOWER

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Masspower Holdco, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer

Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Masspower Partners I, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Masspower Partners II, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Milford Power Company, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Ontelaunee Power Operating Company, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development

Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Richland Generation Expansion, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Richland-Stryker Generation, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

RSG Power, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Sithe Energies, Inc.

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Sithe/Independence, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

Tomcat Power, LLC

Name	Position

Robert C. Flexon	President and Chief Executive Officer
Mario Alonso	Executive Vice President and General Manager Plant Operations (ERCOT and CAISO) and Supply Chain
Carolyn J. Burke	Executive Vice President, Strategic Development
Julius Cox	Executive Vice President and Chief Administrative Officer
Martin W. Daley	Executive Vice President and Chief Operations Officer
Clint C. Freeland	Executive Vice President and Chief Financial Officer
Catherine C. James	Executive Vice President, General Counsel and Chief Compliance Officer
Henry D. Jones	Executive Vice President and Chief Commercial Officer
Sheree M. Petrone	Executive Vice President, Retail
Dean Ellis	Senior Vice President, Regulatory Affairs

5.       Principal owners of voting securities.

The following table sets forth information as to each person owning 10 percent or more of the voting securities of Dynegy as of November 7, 2016. All percentages and share amounts are approximate based on current information available to Dynegy. The information available to Dynegy may be incomplete.

Name and Complete Mailing Address	Title of Class Owned	Amount Owned(1)	Percentage of Voting Securities Owned

Black Rock, Inc.	Common stock	13,817,714	11.8%
55 East 52nd Street, New York, NY 10055

Massachusetts Financial Services Co.(2)	Common stock	12,518,477	10.7%
111 Huntington Avenue, Boston, MA 02199

(1)                     Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)                     Shares of common stock consists of sum of (1) shares of common stock and (2) shares of Series A 5.375% mandatory convertible preferred stock on an as-converted basis to shares of common stock.

See Item 3 hereof, “Affiliates,” for more information about the ownership of the voting securities of the Applicants (other than Dynegy).

If Genco seeks to consummate the Plan, after the Plan Effective Date, there is currently expected to be no change in the ownership structure of the Applicants.

UNDERWRITERS

6.     Underwriters.

(a)           Persons acting as underwriters within the last three years:

On October 5, 2016, Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc., RBC Capital Markets, LLC and UBS Securities LLC acted as initial purchasers in connection with Dynegy’s offering of 8.00% Senior Notes Due 2025.  The names and addresses of these entities are as follows:

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036	Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019

Credit Suisse Securities (USA) LLC Eleven Madison Avenue, New York, New York 10010	Deutsche Bank Securities Inc. 60 Wall Street, 4th Floor New York, New York 10005

Goldman, Sachs & Co. 200 West Street New York, New York 10282	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036	MUFG Securities Americas Inc. 1221 Avenue of the Americas, 6th Floor New York, New York 10020

RBC Capital Markets, LLC 3 World Financial Center 200 Vesey Street New York, New York 10281	UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019

On June 15, 2016, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Mitsubishi UFJ Securities (USA), Inc., BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc. and SunTrust Robinson Humphrey, Inc. acted as joint boking-running managers in connection with Dynegy’s offering of 7.00% Tangible Equity Units. The names and addresses of these entities are as follows:

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036	RBC Capital Markets, LLC 3 World Financial Center 200 Vesey Street

New York, New York 10281

Deutsche Bank Securities Inc. 60 Wall Street, 4th Floor New York, New York 10005	Goldman, Sachs & Co. 200 West Street New York, New York 10282

Mitsubishi UFJ Securities (USA), Inc. 1221 Avenue of the Americas, 6th Floor New York, New York 10020	BNP Paribas Securities Corp. 787 Seventh Avenue New York, New York 10019

Credit Agricole Securities (USA) Inc. 1301 Avenue of the Americas New York, New York 10019	SunTrust Robinson Humphrey, Inc. 3333 Peachtree Road, NE, 10th Floor Atlanta, Georgia 30326

On October 6, 2014, Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and UBS Securities LLC acted as joint boking-running managers and BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA), Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and SunTrust Robinson Humphrey, Inc. acted as co-managers in connection with an offering of common stock, an offering of mandatory convertible preferred stock and an offering of three series of units due 2019, 2022 and 2012 consisting of various senior notes, in each case, issued by Dynegy or subsequently assumed by Dynegy. The names and addresses of these entities are as follows:

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036	Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019

Credit Suisse Securities (USA) LLC Eleven Madison Avenue, New York, New York 10010	RBC Capital Markets, LLC 3 World Financial Center 200 Vesey Street New York, New York 10281

UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019	BNP Paribas Securities Corp. 787 Seventh Avenue New York, New York 10019

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036	Credit Agricole Securities (USA) Inc. 1301 Avenue of the Americas New York, New York 10019

Deutsche Bank Securities Inc. 60 Wall Street, 4th Floor New York, New York 10005	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179

Mitsubishi UFJ Securities (USA), Inc. 1221 Avenue of the Americas, 6th Floor New York, New York 10020	SunTrust Robinson Humphrey, Inc. 3333 Peachtree Road, NE, 10th Floor Atlanta, Georgia 30326

(b)           Dynegy has not, and will not, engage any underwriter in connection with the Plan or the Dynegy Notes to be issued under the Indenture.

CAPITAL SECURITIES

7.     Capitalization.

(a)           The following table sets forth the amount authorized and amount outstanding of each class of the Applicants’ securities as of November 7, 2016.

	Amount Authorized	Amount Outstanding
	(in millions)
Capital Stock:
Dynegy:
Common Stock(1)	420	117
Preferred Stock	20	4
Indebtedness:
Dynegy:
Tranche B-2 Term Loans, due 2020	$774	$774
Tranche C Term Loan, due 2023(2)	—	—
Revolving Facility	—	—
Forward capacity agreement	$219	$219
Inventory financing agreements	$136	$136
7.00% Amortizing notes that are components of the Tangible Equity Units	$87	$87
6.75% Senior Notes due 2019	$2,100	$2,100
7.375% Senior Notes due 2022	$1,750	$1,750
5.875% Senior Notes due 2023	$500	$500
7.625% Senior Notes due 2024	$1,250	$1,250
8.00% Senior Notes due 2025	$750	$750
Equipment financing agreements	$100	$100
Dynegy Finance IV, Inc.:
Tranche C Term Loan, due 2023	$2,000	$2,000
Genco:
Genco Working Capital Facility(2)	—	—
7.00% Senior Notes Series H, due 2018	$300	$300
6.30% Senior Notes Series I, due 2020	$250	$250
7.95% Senior Notes Series F, due 2032	$275	$275

(1)                                 In connection with the Plan, Dynegy will issue up to 10 million Dynegy Warrants, each of which will be exercisable for one share of Dynegy Common Stock.

(2)                                 In connection with the Plan, Genco will enter into the Genco Working Capital Facility, which will provide for maximum aggregate borrowings by Genco of $125.0 million. The proceeds of the Working Capital Facility may be used (i) for Genco’s working capital needs (subject to limitations on amounts used to satisfy judgments or establish reserve accounts) and (ii) to pay cash and fees under the Support Agreement (as defined in the Offering Memorandum and Disclosure Statement).

(b)           The holders of Dynegy Common Stock are entitled to vote on all matters submitted to a vote of the shareholders, with each share being entitled to one vote. The ownership interests of each of the Applicants (other than Dynegy) are 100% owned by Dynegy except as noted in Section 3 hereof.

INDENTURE SECURITIES

8.     Analysis of Indenture provisions.

The Dynegy Notes will be issued under the Indenture to be dated as the Plan Effective Date, and entered into between Dynegy and the trustee thereunder (the “Trustee”).  The following is a general description of certain provisions of the Indenture required to be summarized by Section 305(a)(2) of the Act. The following analysis is not a complete description of the Indenture provisions discussed and is qualified in its entirety by reference to the terms of the Indenture, a form of which is included as Exhibit T3C hereto and incorporated by reference herein.  Dynegy has not entered into the Indenture as of the date of this filing, and the terms of the Indenture are subject to change prior to its execution. Capitalized terms used below but not defined herein have the meanings assigned to them in the Indenture.  Section and article references refer to sections and articles in the Indenture unless otherwise indicated.

(a)           Events of Default; Withholding of Notice of Default.

Each of the following is an “Event of Default” under the Indenture:

(1)                                 default for 30 days in the payment when due of interest on the Notes;

(2)                                 default in payment when due of the principal of, or premium, if any, on the Notes;

(3)                                 failure by the Company or a Subsidiary Guarantor to comply with any covenant in this Indenture (other than a default specified in clause (1) or (2) above) for 60 days after written notice by the Trustee or Holders of at least 25% in principal amount of the Notes;

(4)                                 default under any document evidencing any indebtedness for borrowed money by the Company or any Subsidiary Guarantor, whether such indebtedness now exists or is created after the Issue Date, if that default:

(A)                               is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness; or

(B)                               results in the acceleration of such indebtedness prior to its express maturity (without such acceleration having been rescinded, annulled or otherwise cured),

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $100.0 million or more; provided that this clause (4) shall not apply to (i) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness and (ii) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion);

(5)                                 except as permitted by this Indenture, any Subsidiary Guarantee of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with its terms) to be in full force and effect or any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm in writing its or their obligations under its or their Subsidiary Guarantees; and

(6)                                 (a) a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law that is for relief against the Company, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian for all or substantially all of the property of the Company, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Company, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary and, in each of clauses (i), (ii) or (iii), the order, appointment or decree remains unstayed and in effect for at least 60 consecutive days; or (b) the Company, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail or deliver electronically to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may and shall be protected in withholding the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

(b)           Execution and Authentication; Application of Proceeds.

One Officer must sign the Notes for the Company by manual, facsimile or .pdf signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture. A Note shall be dated the date of its authentication.

The Trustee shall, upon receipt of a Company Order, authenticate Notes for original issue under this Indenture, including any Additional Notes issued pursuant to Section 2.07 (Additional Notes). Such Company Order may authorize authentication and delivery pursuant to oral or electronic instructions from the Company or its duly authorized agent or agents, which oral instructions shall be promptly confirmed in writing.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

If the Company shall establish pursuant to or as contemplated by Section 2.07 (Additional Notes) that the Notes of a series or a portion thereof are to be issued in the form of one or more Registered Global Notes, then the Company shall execute and the Trustee, upon receipt of a Company Order, shall authenticate and deliver one or more Registered Global Notes in temporary or permanent form that (i) shall represent and shall be denominated in an amount equal to the aggregate principal amount of all of the Notes of such series issued in such form and not yet cancelled, (ii) shall be registered in the name of the Depositary for such Registered Global Note or Notes or the nominee of such Depository, (iii) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions and (iv) shall bear a legend substantially similar to that in Section 2.02 (Execution and Authentication).

There will be no proceeds from the issuance of the Dynegy Notes because the Dynegy Notes will be issued in connection with the Plan.

(c)           Termination of Guaranty.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released automatically:

(1)                                 upon the release, discharge or termination of such Subsidiary Guarantor’s obligations as a borrower under the Credit Agreement or such Subsidiary Guarantor’s guarantee of the Credit Agreement; or

(2)                                 upon defeasance or satisfaction and discharge of the Notes as provided in Articles 8 (Legal Defeasance and Covenant Defeasance) and 11 (Satisfaction and Discharge).

(d)           Satisfaction and Discharge of the Indenture.

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)                                 either:

(a)                                 all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)                                 all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the distribution of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)                                 no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3)                                 the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)                                 the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(e)           Compliance Certificate.

The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

9.  Other obligors.

Dynegy’s obligations with respect to the Dynegy Notes will initially be guaranteed by each of the Subsidiary Guarantors, all of which are subsidiaries of Dynegy. The mailing address for each of the Subsidiary Guarantors is c/o Dynegy Inc., 601 Travis, Suite 1400, Houston, Texas 77002.

Contents of application for qualification. This application for qualification comprises:

(a)           Pages numbered 1 to 51, consecutively.

(b)                                 The statement of eligibility and qualification on Form T-1 of Wilmington Trust, N.A., as Trustee, under the Indenture to be qualified.

(c)                                  The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the Trustee.

Exhibit T3A-1

Third Amended and Restated Certificate of Incorporation of Dynegy Inc., dated October 1, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dynegy Inc., filed on October 4, 2012).

Exhibit T3A-2	Articles of Amendment of Illinois Power Generating Company (incorporated by reference to Exhibit 3.3 to Illinois Power Generating Company’s annual report on Form 10-K, filed on March 28, 2014).

Exhibit T3A-3	Certificate of Incorporation of Black Mountain Cogen Inc. (incorporated by reference to Exhibit 3.4 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-4

Form of Certificate of Formation for Blue Ridge Generation LLC, Dynegy Coal Trading & Transportation, L.L.C., Dynegy Equipment, LLC, Dynegy Kendall Energy, LLC and Havana Dock Enterprises, LLC (incorporated by reference to Exhibit 3.3 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-5

Certificate of Formation and Certificate of Restoration of Casco Bay Energy Company, LLC (incorporated by reference to Exhibit 3.5 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-6

Certificate of Formation of Dighton Power, LLC (f/k/a BG Dighton Power, LLC) (incorporated by reference to Exhibit 3.86 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-7

Certificate of Amendment to Certificate of Formation of Dighton Power, LLC (f/k/a BG Dighton Power, LLC) (incorporated by reference to Exhibit 3.87 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-8

Form of Certificate of Amendment Changing Only the Registered Office and Registered Agent of Richland Generation Expansion, LLC, Milford Power Company, LLC, RSG Power, LLC, Richland-Stryker Generation LLC, Dighton Power, LLC, Masspower Holdco, LLC, Masspower Partners I, LLC, Masspower Partners II, LLC, Liberty Electric Power, LLC, Tomcat Power, LLC, Elwood Expansion Holdings, LLC, Elwood Energy Holdings, LLC, and Elwood Energy Holdings II, LLC (incorporated by reference to Exhibit 3.122 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-9	Certificate of Incorporation of Dynegy Administrative Services Company (incorporated by reference to Exhibit 3.6 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-10

Amended and Restated Certificate of Formation of Dynegy Coal Generation, LLC (incorporated by reference to Exhibit 3.52 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-11

Form of Certificate of Formation for Dynegy Coal Holdco, LLC, Dynegy Coal Investments Holdings, LLC, Dynegy Energy Services, LLC, Dynegy GasCo Holdings, LLC, Dynegy Gas Holdco, LLC, Dynegy Gas Investments, LLC, Dynegy Gas Investments Holdings, LLC, Dynegy Midwest Generation, LLC and Dynegy Power, LLC (incorporated by reference to Exhibit 3.7 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-12

Amended and Restated Articles of Incorporation of Dynegy Commercial Asset Management, LLC (f/k/a Duke Energy Commercial Asset Management, LLC) (incorporated by reference to Exhibit 3.26 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-13

Certificate of Amendment or Restatement to the Amended and Restated Articles of Incorporation of Dynegy Commercial Asset Management, LLC (f/k/a Duke Energy Commercial Asset Management, LLC) (incorporated by reference to Exhibit 2.37 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-14	Amended and Restated Certificate of Formation of Dynegy Conesville, LLC (incorporated by reference to Exhibit 3.38 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8,

2015).

Exhibit T3A-15

Amended and Restated Certificate of Formation of Dynegy Dicks Creek, LLC (incorporated by reference to Exhibit 3.39 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-16

Certificate of Formation of Dynegy Energy Services (East), LLC (f/k/a Cinergy Retail Sales, LLC; f/k/a Duke Energy Retail Sales, LLC) (incorporated by reference to Exhibit 3.35 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-17

Certificate of Amendment to the Certificate of Formation of Dynegy Energy Services (East), LLC (f/k/a Cinergy Retail Sales, LLC; f/k/a Duke Energy Retail Sales, LLC) (incorporated by reference to Exhibit 3.36 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-18

Certificate of Amendment to Certificate of Formation of Dynegy Energy Services (East), LLC (f/k/a Cinergy Retail Sales, LLC; f/k/a Duke Energy Retail Sales, LLC) (incorporated by reference to Exhibit 3.37 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-19

Certificate of Formation of Dynegy Fayette II, LLC (f/k/a Duke Energy Fayette II, LLC) (incorporated by reference to Exhibit 3.40 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-20

Certificate of Amendment to Certificate of Formation of Dynegy Fayette II, LLC (f/k/a Duke Energy Fayette II, LLC) (incorporated by reference to Exhibit 3.41 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-21

Amended and Restated Certificate of Formation of Dynegy Gas Generation, LLC (incorporated by reference to Exhibit 3.53 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-22

Form of Certificate of Formation for Dynegy Gas Imports, LLC and Dynegy Marketing and Trade, LLC (incorporated by reference to Exhibit 3.8 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-23

Amended and Restated Certificate of Formation of Dynegy Generation Holdco, LLC (incorporated by reference to Exhibit 3.54 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-24

Certificate of Incorporation and Certificate of Amendment of Dynegy Global Liquids, Inc. (incorporated by reference to Exhibit 3.9 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-25

Certificate of Formation of Dynegy Hanging Rock II, LLC (f/k/a Duke Energy Hanging Rock II, LLC) (incorporated by reference to Exhibit 3.42 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-26	Certificate of Amendment to Certificate of Formation of Dynegy Hanging Rock II, LLC
(f/k/a Duke Energy Hanging Rock II, LLC) (incorporated by reference to Exhibit 3.43 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-27	Amended and Restated Certificate of Formation of Dynegy Killen, LLC (incorporated by reference to Exhibit 3.44 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-28	Certificate of Formation of Dynegy Lee II, LLC (f/k/a Duke Energy Lee II, LLC) (incorporated by reference to Exhibit 3.45 to the amended registration statement on Form S-4 of Dynegy Inc., filed on

July 8, 2015).

Exhibit T3A-29

Certificate of Amendment to Certificate of Formation of Dynegy Lee II, LLC (f/k/a Duke Energy Lee II, LLC) (incorporated by reference to Exhibit 3.46 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-30

Amended and Restated Certificate of Formation of Dynegy Miami Fort, LLC (incorporated by reference to Exhibit 3.47 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-31

Certificate of Formation and Certificates of Amendment of Dynegy Morro Bay, LLC (incorporated by reference to Exhibit 3.10 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-32

Certificate of Formation and Certificates of Amendment of Dynegy Moss Landing, LLC (incorporated by reference to Exhibit 3.11 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-33

Certificate of Formation and Certificates of Amendment of Dynegy Oakland, LLC (incorporated by reference to Exhibit 3.12 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-34

Articles of Incorporation and Articles of Amendment of Dynegy Operating Company (incorporated by reference to Exhibit 3.13 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-35	Certificate of Incorporation of Dynegy Power Generation Inc. (incorporated by reference to Exhibit 3.14 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-36	Certificate of Formation of Dynegy Power Marketing, LLC (incorporated by reference to Exhibit 3.15 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-37	Certificate of Formation of Dynegy Resource Holdings, LLC (incorporated by reference to Exhibit 3.123 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-38

Form of Certificate of Formation of Dynegy Resource I, LLC, Dynegy Resource II, LLC and Dynegy Resource III, LLC (incorporated by reference to Exhibit 3.55 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-39

Certificate of Formation of Dynegy Resources Generating Holdco, LLC (f/k/a EquiPower Resources Holdings, LLC) (incorporated by reference to Exhibit 3.60 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-40

Certificate of Amendment to Certificate of Formation of Dynegy Resources Generating Holdco, LLC (f/k/a EquiPower Resources Holdings, LLC) (incorporated by reference to Exhibit 3.61 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-41

Certificate of Formation of Dynegy Resources Holdco I, LLC (f/k/a EquiPower Resources Holdco, LLC) (incorporated by reference to Exhibit 3.56 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-42

Certificate of Amendment to Certificate of Formation of Dynegy Resources Holdco I, LLC (f/k/a EquiPower Resources Holdco, LLC) (incorporated by reference to Exhibit 3.57 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-43

Certificate of Formation of Dynegy Resources Holdco II, LLC (f/k/a EquiPower Resources Holdco II, LLC) (incorporated by reference to Exhibit 3.58 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-44

Certificate of Amendment to Certificate of Formation of Dynegy Resources Holdco II, LLC (f/k/a EquiPower Resources Holdco II, LLC) (incorporated by reference to Exhibit 3.59 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-45

Certificate of Formation of Dynegy Resources Management, LLC (f/k/a EquiPower Resources Management, LLC) (incorporated by reference to Exhibit 3.84 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-46

Certificate of Amendment to Certificate of Formation of Dynegy Resources Management, LLC (f/k/a EquiPower Resources Management, LLC) (incorporated by reference to Exhibit 3.85 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-47	Certificate of Formation and Certificates of Amendment of Dynegy South Bay, LLC
(incorporated by reference to Exhibit 3.16 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-48	Amended and Restated Certificate of Formation of Dynegy Stuart, LLC (incorporated by reference to Exhibit 3.48 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-49

Certificate of Formation of Dynegy Washington II, LLC (f/k/a Duke Energy Washington II, LLC) (incorporated by reference to Exhibit 3.49 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-50

Certificate of Amendment to Certificate of Formation of Dynegy Washington II, LLC (f/k/a Duke Energy Washington II, LLC) (incorporated by reference to Exhibit 3.50 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-51	Amended and Restated Certificate of Formation of Dynegy Zimmer, LLC (incorporated by reference to Exhibit 3.51 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-52	Certificate of Formation of Elwood Energy Holdings II, LLC (incorporated by reference to Exhibit 3.118 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-53

Certificate of Formation of Elwood Energy Holdings, LLC (f/k/a Dominion Elwood Holdings, LLC (incorporated by reference to Exhibit 3.116 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-54

Certificate of Amendment to Certificate of Formation of Elwood Energy Holdings, LLC (f/k/a Dominion Elwood Holdings, LLC) (incorporated by reference to Exhibit 3.117 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-55	Certificate of Formation of Elwood Expansion Holdings, LLC (incorporated by reference to Exhibit 3.115 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-56

Articles of Entity Conversion of Elwood Services Company, LLC (f/k/a Dominion Elwood Services Company, Inc.) (incorporated by reference to Exhibit 3.22 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-57

Second Amended and Restated Certificate of Incorporation of EquiPower Resources Corp (incorporated by reference to Exhibit 3.32 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-58	Certificate of Designations of EquiPower Resources Corp. (incorporated by reference to Exhibit 3.33 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-59

Certificate of Change of Registered Office and Registered Agent of EquiPower Resources Corp (incorporated by reference to Exhibit 3.34 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-60

Articles of Incorporation and Articles of Amendment of Illinova Corporation (incorporated by reference to Exhibit 3.17 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-61

Articles of Entity Conversion of Kincaid Energy Services Company, LLC (f/k/a Dominion Energy Services Company, Inc.) (incorporated by reference to Exhibit 3.23 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-62

Amended and Restated Articles of Organization of Kincaid Generation, L.L.C. (incorporated by reference to Exhibit 3.24 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-63

Articles of Entity Conversion of Kincaid Holdings, LLC (f/k/a Dominion Kincaid, Inc.) (incorporated by reference to Exhibit 3.25 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-64

Certificate of Limited Partnership of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.70 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-65

Certificate of Restoration of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.71 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-66

Certificate of Amendment to Certificate of Limited Partnership of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.72 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-67

Certificate of Amendment to Certificate of Limited Partnership of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.73 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-68

Certificate of Amendment to Certificate of Limited Partnership of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.74 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-69

Certificate of Merger of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) Merging Lake Road Trust Ltd. into Lake Road Generating Company, L.P. (incorporated by reference to Exhibit 3.75 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-70

Certificate of Amendment to Certificate of Limited Partnership of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.76 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-71

Certificate of Amendment to Certificate of Limited Partnership of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.77 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-72

Certificate of Amendment to Certificate of Limited Partnership of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.78 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-73

Certificate of Amendment to Certificate of Limited Partnership of Lake Road Generating Company, L.P. (f/k/a Richmond Generating Company, L.P.) (incorporated by reference to Exhibit 3.79 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-74	Certificate of Formation of Liberty Electric Power, LLC (incorporated by reference to Exhibit 3.110 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-75

Certificate of Amendment to Certificate of Formation of Liberty Electric Power, LLC (incorporated by reference to Exhibit 3.111 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-76

Certificate of Amendment Changing Only the Registered Office or Registered Agent of Liberty Electric Power, LLC (incorporated by reference to Exhibit 3.112 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-77

Certificate of Formation of Masspower Holdco, LLC (f/k/a Silver Ship Holdings, LLC; f/k/a BG MP Holdings, LLC) (incorporated by reference to Exhibit 3.88 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-78

Certificate of Amendment to Certificate of Formation of Masspower Holdco, LLC (f/k/a Silver Ship Holdings, LLC; f/k/a BG MP Holdings, LLC) (incorporated by reference to Exhibit 3.89 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-79

Certificate of Amendment to Certificate of Formation of Masspower Holdco, LLC (f/k/a Silver Ship Holdings, LLC; f/k/a BG MP Holdings, LLC) (incorporated by reference to Exhibit 3.90 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-80

Certificate of Amendment to Certificate of Formation of Masspower Holdco, LLC (f/k/a Silver Ship Holdings, LLC; f/k/a BG MP Holdings, LLC) (incorporated by reference to Exhibit 3.91 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-81

Certificate of Amendment to Certificate of Formation of Masspower Holdco, LLC (f/k/a Silver Ship Holdings, LLC; f/k/a BG MP Holdings, LLC) (incorporated by reference to Exhibit 3.92 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-82

Certificate of Formation of Masspower Partners I, LLC (f/k/a Silver Ship MP Partners, LLC; f/k/a BG MP Partners I, LLC) (incorporated by reference to Exhibit 3.93 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-83

Certificate of Amendment to Certificate of Formation of Masspower Partners I, LLC (f/k/a Silver Ship MP Partners, LLC; f/k/a BG MP Partners I, LLC) (incorporated by reference to Exhibit 3.94 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-84

Certificate of Amendment to Certificate of Formation of Masspower Partners I, LLC (f/k/a Silver Ship MP Partners, LLC; f/k/a BG MP Partners I, LLC) (incorporated by reference to Exhibit 3.95 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-85

Certificate of Amendment to Certificate of Formation of Masspower Partners I, LLC (f/k/a Silver Ship MP Partners, LLC; f/k/a BG MP Partners I, LLC) (incorporated by reference to Exhibit 3.96 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-86

Certificate of Amendment to Certificate of Formation of Masspower Partners I, LLC (f/k/a Silver Ship MP Partners, LLC; f/k/a BG MP Partners I, LLC) (incorporated by reference to Exhibit 3.97 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-87

Certificate of Formation of Masspower Partners II, LLC (f/k/a Silver Ship MP Partners II, LLC; f/k/a BG MP Partners II, LLC) (incorporated by reference to Exhibit 3.98 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-88

Certificate of Amendment to Certificate of Formation of Masspower Partners II, LLC (f/k/a Silver Ship MP Partners II, LLC; f/k/a BG MP Partners II, LLC) (incorporated by reference to Exhibit 3.99 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-89

Certificate of Amendment to Certificate of Formation of Masspower Partners II, LLC (f/k/a Silver Ship MP Partners II, LLC; f/k/a BG MP Partners II, LLC) (incorporated by reference to Exhibit 3.100 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-90

Certificate of Amendment to Certificate of Formation of Masspower Partners II, LLC (f/k/a Silver Ship MP Partners II, LLC; f/k/a BG MP Partners II, LLC) (incorporated by reference to Exhibit 3.101 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-91

Certificate of Amendment to Certificate of Formation of Masspower Partners II, LLC (f/k/a Silver Ship MP Partners II, LLC; f/k/a BG MP Partners II, LLC) (incorporated by reference to Exhibit 3.102 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-92	Second Amended and Restated Partnership Agreement of Masspower (incorporated by reference to Exhibit 3.126 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-93

Amended and Restated Certificate of Formation of Milford Power Company, LLC (incorporated by reference to Exhibit 3.64 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-94

Certificate of Formation and Certificates of Amendment of Ontelaunee Power Operating Company, LLC (incorporated by reference to Exhibit 3.18 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-95	Certificate of Formation of Richland Generation Expansion, LLC (incorporated by reference to Exhibit 3.62 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-96

Certificate of Amendment Changing Only the Registered Office or Registered Agent of Richland Generation Expansion, LLC (incorporated by reference to Exhibit 3.63 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-97	Certificate of Formation of Richland-Stryker Generation LLC (incorporated by reference to Exhibit 3.81 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-98

Certificate of Amendment Changing Only the Registered Office or Registered Agent of Richland-Stryker Generation LLC (incorporated by reference to Exhibit 3.82 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-99

Certificate of Amendment Changing Only the Registered Office or Registered Agent of Richland-Stryker Generation LLC (incorporated by reference to Exhibit 3.83 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-100	Certificate of Formation of RSG Power, LLC (incorporated by reference to Exhibit 3.80 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-101

Restated Certificate of Incorporation and Certificates of Amendment of Sithe Energies, Inc. (incorporated by reference to Exhibit 3.19 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-102

Certificate of Formation and Certificate of Amendment of Sithe/Independence LLC (incorporated by reference to Exhibit 3.20 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3A-103	Certificate of Formation of Tomcat Power, LLC (incorporated by reference to Exhibit 3.113 to the amended registration statement on Form S-4/A of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-104

Certificate of Amendment Changing Only the Registered Office or Registered Agent of Tomcat Power, LLC (incorporated by reference to Exhibit 3.114 to the amended registration statement on Form S-4/A of Dynegy Inc., filed on July 8, 2015).

Exhibit T3A-105*	Certificate of Conversion of Lake Road Generating Company, L.P. to Lake Road Generating Company, LLC.

Exhibit T3A-106*	Articles of Incorporation of Coffeen and Western Railroad Company, dated February 11, 2004.

Exhibit T3A-107*	Articles of Amendment of Coffeen and Western Railroad Company, dated December 2, 2013.

Exhibit T3A-108*	Statement of Change of Registered Agent and Registered Office of Coffeen and Western Railroad Company, dated December 5, 2013.

Exhibit T3A-109*	Articles of Incorporation of Illinois Power Fuels and Services Company (f/k/a Ameren Energy Fuels and Services Company), dated September 18, 2000.

Exhibit T3A-110*	Statement of Change of Registered Agent and Registered Office of Illinois Power Fuels and Services Company (f/k/a Ameren Energy Fuels and Services Company), dated December 2, 2013.

Exhibit T3A-111*	Articles of Amendment of Illinois Power Fuels and Services Company (f/k/a Ameren Energy Fuels and Services Company), dated December 2, 2013.

Exhibit T3A-112*	Articles of Incorporation of Illinois Power Marketing Company (f/k/a Ameren Energy Marketing Company), dated March 2, 2000.

Exhibit T3A-113*	Articles of Amendment of Illinois Power Marketing Company (f/k/a Ameren Energy Marketing Company), dated December 2, 2013.

Exhibit T3A-114*	Statement of Change of Registered Agent and Registered Office of Illinois Power Marketing Company (f/k/a Ameren Energy Marketing Company), dated December 2, 2013.

Exhibit T3A-115*

Articles of Incorporation of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated November 15, 2001.

Exhibit T3A-116*

Articles of Amendment of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated April 2, 2003.

Exhibit T3A-117*

Certificate of Conversion of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated November 22, 2013.

Exhibit T3A-118*

Articles of Merger of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), November 27, 2013.

Exhibit T3A-119*

Certificate of Merger of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated November 27, 2013.

Exhibit T3A-120*

Certificate of Amendment to Certificate of Formation of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated December 2, 2013.

Exhibit T3A-121*

Certificate of Amendment Changing Only the Registered Office or Registered Agent of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated December 2, 2013.

Exhibit T3A-122*	Certificate of Formation of Illinois Power Resources, LLC (f/k/a New Ameren Energy Resources, LLC), dated November 25, 2013.

Exhibit T3A-123*	Certificate of Amendment to Certificate of Formation of Illinois Power Resources, LLC (f/k/a New Ameren Energy Resources, LLC), dated December 2, 2013.

Exhibit T3A-124*	Certificate of Amendment Changing Registered Office of Illinois Power Resources, LLC (f/k/a New Ameren Energy Resources, LLC), dated December 2, 2013.

Exhibit T3A-125*	Certificate of Formation of IPH II, LLC (f/k/a Illinois Power Holdings II, LLC).

Exhibit T3A-126*	Certificate of Amendment to Certificate of Formation of IPH II, LLC (f/k/a Illinois Power Holdings II, LLC).

Exhibit T3A-127*	Certificate of Amendment Changing Only the Registered Office or Registered Agent of a Limited Liability Company of IPH II, LLC (f/k/a Illinois Power Holdings II, LLC).

Exhibit T3A-128*	Certificate of Formation of IPH, LLC (f/k/a Illinois Power Holdings, LLC).

Exhibit T3A-129*	Certificate of Amendment to Certificate of Formation of IPH, LLC (f/k/a Illinois Power Holdings, LLC).

Exhibit T3A-130*	Certificate of Amendment Changing Only the Registered Office or Registered Agent of a Limited Liability Company of IPH, LLC (f/k/a Illinois Power Holdings, LLC).

Exhibit T3A-131

Articles of Incorporation of Illinois Power Generating Company (incorporated by reference to Exhibit 3.1 to the amended registration statement on Form S-4 of Illinois Power Generating Company, filed on April 12, 2001).

Exhibit T3A-132

Amendment to Articles of Incorporation of Illinois Power Generating Company (incorporated by reference to Exhibit 3.2 to the amended registration statement on Form S-4 of Illinois Power Generating Company, filed on April 12, 2001).

Exhibit T3B-1	Dynegy Inc. Sixth Amended and Restated Bylaws, dated August 21, 2014.

Exhibit T3B-2

Illinois Power Generating Company Amended and Restated Bylaws, dated December 2, 2013 (incorporated by reference to Exhibit 3.4 to Illinois Power Generating Company’s annual report on Form 10-K, filed on March 28, 2014).

Exhibit T3B-3

Form of Amended and Restated Bylaws for Black Mountain Cogen, Inc., Dynegy Global Liquids, Inc., Dynegy Power Generation Inc. and Sithe Energies, Inc. (incorporated by reference to Exhibit 3.22 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-4

Form of Limited Liability Company Agreement for Blue Ridge Generation LLC (incorporated by reference to Exhibit 3.24 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-5

Form of First Amendment to the Limited Liability Company Agreement for Blue Ridge Generation LLC (incorporated by reference to Exhibit 3.25 to Amendment No. 1 to the registration statement on Form S-4/A of Dynegy Inc., filed on January 23, 2014).

Exhibit T3B-6

Form of Amended and Restated Limited Liability Company Operating Agreement for Casco Bay Energy Company, LLC, Dynegy Morro Bay, LLC, Dynegy Moss Landing, LLC, Dynegy Oakland, LLC and Dynegy South Bay, LLC (incorporated by reference to Exhibit 3.28 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-7

Form of First Amendment to the Amended and Restated Limited Liability Company Operating Agreement for Casco Bay Energy Company, LLC. (incorporated by reference to Exhibit 3.30 to Amendment No. 1 to the registration statement on Form S-4/A of Dynegy Inc., filed on January 23, 2014).

Exhibit T3B-8

Form of Third Amended and Restated Limited Liability Company Operating Agreement of Dighton Power, LLC, Dynegy Resources Management, LLC, and Liberty Electric Power, LLC (incorporated by reference to Exhibit 3.141 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-9	Bylaws of Dynegy Administrative Services Company (incorporated by reference to Exhibit 3.23 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-10

Form of Amended and Restated Limited Liability Company Operating Agreement of Dynegy Coal Generation, LLC and Dynegy Gas Generation, LLC (incorporated by reference to Exhibit 3.133 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-11

Form of Third Amended and Restated Limited Liability Company Operating Agreements for Dynegy Coal Holdco, LLC and Dynegy Gas Investments, LLC (incorporated by reference to Exhibit 3.31 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-12

Form of Amended and Restated Limited Liability Company Operating Agreements for Dynegy Coal Investments Holdings, LLC and Dynegy Gas Investments Holdings, LLC (incorporated by reference to Exhibit 3.32 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-13

Form of Third Amended and Restated Limited Liability Company Operating Agreement for Dynegy Coal Trading & Transportation, L.L.C. (incorporated by reference to Exhibit 3.42 to Amendment No. 2 to the registration statement of Dynegy Inc., filed on February 28, 2014).

Exhibit T3B-14

Form of First Amendment to Third Amended and Restated Limited Liability Company Operating Agreement for Dynegy Coal Trading & Transportation, L.L.C. (incorporated by reference to Exhibit 3.43 to Amendment No. 2 to the registration statement of Dynegy Inc., filed on February 28, 2014).

Exhibit T3B-15

Third Amended and Restated Limited Liability Company Operating Agreement of Dynegy Commercial Asset Management, LLC (incorporated by reference to Exhibit 3.127 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-16

Form of Second Amended and Restated Limited Liability Company Operating Agreement of Dynegy Conesville, LLC, Dynegy Dicks Creek, LLC, Dynegy Fayette II, LLC, Dynegy Hanging Rock II, LLC, Dynegy Killen, LLC, Dynegy Lee II, LLC, Dynegy Miami Fort, LLC, Dynegy Stuart, LLC, Dynegy Washington II, LLC and Dynegy Zimmer, LLC (incorporated by reference to Exhibit 3.132 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-17

Third Amended and Restated Limited Liability Company Operating Agreement of Dynegy Energy Services (East), LLC (incorporated by reference to Exhibit 3.130 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-18

Form of Limited Liability Company Operating Agreement for Dynegy Energy Services, LLC (formerly Illinois Power Energy, LLC) (incorporated by reference to Exhibit 3.33 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-19

Form of First Amendment to the Limited Liability Company Operating Agreement for Dynegy Energy Services, LLC (incorporated by reference to Exhibit 3.34 to Amendment No. 1 to the registration statement on Form S-4/A of Dynegy Inc., filed on January 23, 2014).

Exhibit T3B-20

Form of First Amendment to the Limited Liability Company Operating Agreement for Dynegy Energy Services, LLC (incorporated by reference to Exhibit 3.34 to Amendment No. 1 to the registration statement on Form S-4/A of Dynegy Inc., filed on January 23, 2014).

Exhibit T3B-21

Form of Second Amended and Restated Limited Liability Company Operating Agreement for Dynegy Gas Holdco, LLC (incorporated by reference to Exhibit 3.37 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-22

Form of Amended and Restated Limited Liability Company Operating Agreement for Dynegy Gas Imports, LLC and Ontelaunee Power Operating Company, LLC (incorporated by reference to Exhibit 3.38 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-23

Form of Limited Liability Company Operating Agreement for Dynegy GasCo Holdings, LLC (incorporated by reference to Exhibit 3.36 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-24

Third Amended and Restated Limited Liability Company Operating Agreement of Dynegy Generation Holdco, LLC (incorporated by reference to Exhibit 3.131 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-25

Form of Fourth Amended and Restated Limited Liability Company Operating Agreement for Dynegy Kendall Energy, LLC (incorporated by reference to Exhibit 3.39 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-26

Form of Fourth Amended and Restated Limited Liability Company Operating Agreement for Dynegy Marketing and Trade, LLC (incorporated by reference to Exhibit 3.40 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-27

Form of Fifth Amended and Restated Limited Liability Company Operating Agreement for Dynegy Midwest Generation, LLC and Dynegy Power, LLC (incorporated by reference to Exhibit 3.41 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-28	Amended and Restated Bylaws of Dynegy Operating Company (incorporated by reference to Exhibit 3.48 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-29

Form of Third Amended and Restated Limited Liability Company Operating Agreement for Dynegy Power Marketing, LLC (incorporated by reference to Exhibit 3.49 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-30

Form of Limited Liability Company Operating Agreement of Dynegy Resource I, LLC, Dynegy Resource II, LLC, Dynegy Resource III, LLC and Dynegy Resource Holdings, LLC (incorporated by reference to Exhibit 3.134 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-31

Form of Second Amended and Restated Limited Liability Company Operating Agreement of Dynegy Resources Generating Holdco, LLC, Elwood Energy Holdings, LLC, Richland-Stryker Generation LLC, Richland Generation Expansion, LLC, RSG Power, LLC and Tomcat Power, LLC (incorporated by reference to Exhibit 3.139 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-32

Amended and Restated Limited Liability Company Operating Agreement of Dynegy Resources Holdco I, LLC (incorporated by reference to Exhibit 3.135 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-33

Amended and Restated Limited Liability Company Operating Agreement of Dynegy Resources Holdco II, LLC (incorporated by reference to Exhibit 3.136 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-34

Amended and Restated Limited Liability Company Operating Agreement of Elwood Energy Holdings II, LLC (incorporated by reference to Exhibit 3.137 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-35

Amended and Restated Limited Liability Company Operating Agreement of Elwood Expansion Holdings, LLC (incorporated by reference to Exhibit 3.138 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-36

Form of Amended and Restated Limited Liability Company Operating Agreement of Elwood Services Company, LLC, Kincaid Energy Services Company, LLC and Kincaid Holdings, LLC (incorporated by reference to Exhibit 3.124 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-37	Amended and Restated Bylaws of EquiPower Resources Corp. (incorporated by reference to Exhibit 3.129 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-38

Form of Limited Liability Company Agreement for Havana Dock Enterprises, LLC, as amended (incorporated by reference to Exhibit 3.26 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-39

Form of First Amendment to the Limited Liability Company Agreement for Havana Dock Enterprises, LLC (incorporated by reference to Exhibit 3.27 to Amendment No. 2 to the registration statement on Form S-4/A of Dynegy Inc., filed on February 28, 2014).

Exhibit T3B-40	Amended and Restated Bylaws of Illinova Corporation (incorporated by reference to Exhibit 3.47 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-41

Second Amended and Restated Limited Liability Company Operating Agreement of Kincaid Generation, L.L.C. (incorporated by reference to Exhibit 3.125 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-42

Seventh Amended and Restated Limited Partnership Agreement of Lake Road Generating Company, L.P. (incorporated by reference to Exhibit 3.142 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-43

Form of Fourth Amended and Restated Limited Liability Company Operating Agreement of Masspower Holdco, LLC, Masspower Partners II, LLC and Milford Power Company, LLC (incorporated by reference to Exhibit 3.140 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-44

Fifth Amended and Restated Limited Liability Company Operating Agreement of Masspower Partners I, LLC (incorporated by reference to Exhibit 3.143 to the amended registration statement on Form S-4 of Dynegy Inc., filed on July 8, 2015).

Exhibit T3B-45	Form of Limited Liability Company Agreement for Sithe/Independence LLC (incorporated by reference to Exhibit 3.44 to the registration statement on Form S-4 of Dynegy Inc., filed on December 9, 2013).

Exhibit T3B-46

Form of First Amendment to the Limited Liability Company Agreement for Sithe/Independence LLC (incorporated by reference to Exhibit 3.45 to Amendment No. 1 to the amended registration statement on Form S-4 of Dynegy Inc., filed on January 23, 2014).

Exhibit T3B-47*	First Amendment to the Amended and Restated Limited Liability Company Operating Agreement of Kincaid Energy Services Company, LLC.

Exhibit T3B-48*	First Amendment to the Amended and Restated Limited Liability Company Operating Agreement of Kincaid Holdings, LLC.

Exhibit T3B-49*	First Amendment to the Second Amended and Restated Limited Liability Company Operating Agreement of Kincaid Generation, L.L.C.

Exhibit T3B-50*	Amended and Restated Limited Liability Company Operating Agreement of Lake Road Generating Company, LLC.

Exhibit T3B-51*	First Amendment to the Amended and Restated Limited Liability Company Operating Agreement of Lake Road Generating Company, LLC.

Exhibit T3B-52*	Second Amendment to the Amended and Restated Limited Liability Company Operating Agreement of Lake Road Generating Company, LLC.

Exhibit T3B-53*	First Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement of Liberty Electric Power, LLC.

Exhibit T3B-54*	Second Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement of Liberty Electric Power, LLC.

Exhibit T3B-55*	Third Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement of Liberty Electric Power, LLC.

Exhibit T3B-56*	Fourth Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement of Liberty Electric Power, LLC.

Exhibit T3B-57*	Fifth Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement of Liberty Electric Power, LLC.

Exhibit T3B-58*	First Amendment to the Second Amended and Restated Limited Liability Company Operating Agreement of Tomcat Power, LLC.

Exhibit T3B-59*	Amended and Restated By-Laws of Coffeen and Western Railroad Company, dated December 2, 2013.

Exhibit T3B-60*	Amended and Restated By-Laws of Illinois Power Fuels and Services Company (f/k/a Ameren Energy Fuels and Services Company), dated December 2, 2013.

Exhibit T3B-61*	First Amendment to Amended and Restated By-Laws of Illinois Power Fuels and Services Company (f/k/a Ameren Energy Fuels and Services Company), dated January 16, 2014.

Exhibit T3B-62*	Amended and Restated By-Laws of Illinois Power Marketing Company (f/k/a Ameren Energy Marketing Company), dated December 2, 2013.

Exhibit T3B-63*	First Amendment to Amended and Restated By-Laws of Illinois Power Marketing Company (f/k/a Ameren Energy Marketing Company), dated January 16, 2014.

Exhibit T3B-64*

Amended and Restated Limited Liability Company Operating Agreement of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated December 2, 2013.

Exhibit T3B-65*

First Amendment to Amended and Restated Limited Liability Company Operating Agreement of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated January 16, 2014.

Exhibit T3B-66*

Second Amendment to Amended and Restated Limited Liability Company Operating Agreement of Illinois Power Resources Generating, LLC (f/k/a AmerEnergy Resources Generating Company, LLC; f/k/a New AERG, LLC; f/k/a Ameren Capital Trust I; f/k/a Central Illinois Generation), dated March 27, 2015.

Exhibit T3B-67*	Amended and Restated Limited Liability Company Operating Agreement of Illinois Power Resources, LLC (f/k/a New Ameren Energy Resources, LLC), dated December 2, 2013.

Exhibit T3B-68*	First Amendment to Amended and Restated Limited Liability Company Operating Agreement of Illinois Power Resources, LLC (f/k/a New Ameren Energy Resources, LLC), dated January 16, 2014.

Exhibit T3B-69*	Second Amendment to Amended and Restated Limited Liability Company Operating Agreement of Illinois Power Resources, LLC (f/k/a New Ameren Energy Resources, LLC), dated March 27, 2015.

Exhibit T3B-70*	Limited Liability Company Operating Agreement of IPH II, LLC (f/k/a Illinois Power Holdings II, LLC).

Exhibit T3B-71*	Amendment to the Limited Liability Company Operating Agreement of IPH II, LLC (f/k/a Illinois Power Holdings II, LLC).

Exhibit T3B-72*	Amended and Restated Limited Liability Company Operating Agreement of IPH, LLC (f/k/a Illinois Power Holdings, LLC).

Exhibit T3B-73*	First Amendment to the Amended and Restated Limited Liability Company Operating Agreement of IPH, LLC (f/k/a Illinois Power Holdings, LLC).

Exhibit T3B-74*	Second Amendment to Amended and Restated By-Laws of Illinois Power Marketing Company (f/k/a Ameren Energy Marketing Company).

Exhibit T3C*	Form of Indenture.

Exhibit T3D	Not applicable.

Exhibit T3E*	Offering Memorandum and Indenture Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization, dated November 7, 2016.

Exhibit T3F*

A cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included in Exhibit T3C).

Exhibit 25.1*	Statement of eligibility and qualification of the Trustee on Form T-1.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Trust Indenture Act of 1939, each of the applicants below have duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Houston, and State of Texas, on November 7, 2016.

DYNEGY INC.

By:	/s/ Clint C. Freeland
Name:	Clint C. Freeland
Title:	Executive Vice President and Chief Financial Officer

ILLINOIS POWER GENERATING COMPANY
BLACK MOUNTAIN COGEN, INC.
BLUE RIDGE GENERATION LLC
CASCO BAY ENERGY COMPANY, LLC
COFFEEN AND WESTERN RAILROAD COMPANY
DIGHTON POWER, LLC
DYNEGY ADMINISTRATIVE SERVICES COMPANY
DYNEGY COAL GENERATION, LLC
DYNEGY COAL HOLDCO, LLC
DYNEGY COAL INVESTMENTS HOLDINGS, LLC
DYNEGY COAL TRADING & TRANSPORTATION, L.L.C.
DYNEGY COMMERCIAL ASSET MANAGEMENT, LLC
DYNEGY CONESVILLE, LLC
DYNEGY DICKS CREEK, LLC
DYNEGY ENERGY SERVICES (EAST), LLC
DYNEGY ENERGY SERVICES, LLC
DYNEGY EQUIPMENT, LLC
DYNEGY FAYETTE II, LLC
DYNEGY GAS GENERATION, LLC
DYNEGY GAS HOLDCO, LLC
DYNEGY GAS IMPORTS, LLC
DYNEGY GAS INVESTMENTS HOLDINGS, LLC
DYNEGY GAS INVESTMENTS, LLC
DYNEGY GASCO HOLDINGS, LLC
DYNEGY GENERATION HOLDCO, LLC
DYNEGY GLOBAL LIQUIDS, INC.
DYNEGY HANGING ROCK II, LLC
DYNEGY KENDALL ENERGY, LLC
DYNEGY KILLEN, LLC
DYNEGY LEE II, LLC
DYNEGY MARKETING AND TRADE, LLC
DYNEGY MIAMI FORT, LLC
DYNEGY MIDWEST GENERATION, LLC
DYNEGY MORRO BAY, LLC
DYNEGY MOSS LANDING, LLC

DYNEGY OAKLAND, LLC
DYNEGY OPERATING COMPANY
DYNEGY POWER GENERATION INC.
DYNEGY POWER MARKETING, LLC
DYNEGY POWER, LLC
DYNEGY RESOURCE HOLDINGS, LLC
DYNEGY RESOURCE I, LLC
DYNEGY RESOURCE II, LLC
DYNEGY RESOURCE III, LLC
DYNEGY RESOURCES GENERATING HOLDCO, LLC
DYNEGY RESOURCES HOLDCO I, LLC
DYNEGY RESOURCES HOLDCO II, LLC
DYNEGY RESOURCES MANAGEMENT, LLC
DYNEGY SOUTH BAY, LLC
DYNEGY STUART, LLC
DYNEGY WASHINGTON II, LLC
DYNEGY ZIMMER, LLC
ELWOOD ENERGY HOLDINGS II, LLC
ELWOOD ENERGY HOLDINGS, LLC
ELWOOD EXPANSION HOLDINGS, LLC
ELWOOD SERVICES COMPANY, LLC
EQUIPOWER RESOURCES CORP.
HAVANA DOCK ENTERPRISES, LLC
ILLINOVA CORPORATION
ILLINOIS POWER FUELS AND SERVICES COMPANY
ILLINOIS POWER MARKETING COMPANY
ILLINOIS RESOURCES GENERATING, LLC
ILLINOIS POWER RESOURCES, LLC
IPH II, LLC
IPH, LLC
KINCAID ENERGY SERVICES COMPANY, LLC
KINCAID GENERATION, L.L.C.
KINCAID HOLDINGS, LLC
LAKE ROAD GENERATING COMPANY, LLC
LIBERTY ELECTRIC POWER, LLC
MASSPOWER
MASSPOWER HOLDCO, LLC
MASSPOWER PARTNERS I, LLC
MASSPOWER PARTNERS II, LLC
MILFORD POWER COMPANY, LLC
ONTELAUNEE POWER OPERATING COMPANY, LLC
RICHLAND GENERATION EXPANSION, LLC
RICHLAND-STRYKER GENERATION LLC
RSG POWER, LLC
SITHE ENERGIES, INC.
SITHE/INDEPENDENCE LLC
TOMCAT POWER, LLC

By:	/s/ Clint C. Freeland
Name:	Clint C. Freeland
Title:	Executive Vice President and Chief Financial Officer